Exhibit 4.2

AMENDMENT

TO

PRE-FUNDED COMMON STOCK PURCHASE WARRANT

This Amendment, dated as of February 26, 2024 (this “Amendment”), by and between CervoMed Inc., a Delaware corporation (the “Company”), and The Joshua S. Boger 2021 Trust DTD 12/09/2021 (the “Holder”) amends that certain Pre-Funded Common Stock Purchase Warrant, dated as of August 16, 2023 (the “Warrant”), by and between the Company and the Holder.

In accordance Section 5(k) of the Warrant, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Amendments to Warrant

a.	Section 1(b) of the Warrant is hereby amended and restated in its entirety as follows:

“[Intentionally omitted.]”

b.	Section 1(e) of the Warrant is hereby amended and restated in its entirety as follows:

““Group” means a “group” as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as defined in Rule 13d-5 thereunder.”

c.	Section 2(d) of the Warrant is hereby amended and restated in its entirety as follows:

“Holder’s Exercise Limitations. [Intentionally omitted.]”

d.	Section 2(e) of the Warrant is hereby deleted in its entirety.

e.	Section 3(b) of the Warrant is hereby amended and restated in its entirety as follows:

“Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if during such time as this Warrant is outstanding the Company grants, issues or sells any rights to purchase stock, warrants, securities or other property, in each case pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.”

f.	Section 3(c) of the Warrant is hereby amended and restated in its entirety as follows:

“Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to all holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.”

2.	Miscellaneous.

a.

Effect. Except as amended hereby, the Warrant shall remain in full force and effect. In the event that there is any conflict or inconsistency between the terms of this Amendment and the terms of the Warrant, the terms of this Amendment shall govern. All references in the Warrant to “this Warrant” shall be deemed to refer to the Warrant as amended hereby.

b.

No Waiver. This Amendment is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Warrant Agreement in the future.

c.

Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Warrant unless the context clearly indicates or dictates a contrary meaning.

d.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

e.

Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CERVOMED INC.

By: /s/ John Alam, M.D.

Name: John Alam, M.D.

Title: President & Chief Executive Officer

THE JOSHUA S. BOGER 2021 TRUST DTD 12/09/2021

By: /s/ Joshua S. Boger, Ph.D.

Name: Joshua S. Boger, Ph.D.

Title: Sole Trustee